Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware (the “DGCL”))

Proteostasis Therapeutics, Inc., a Delaware corporation, hereby certifies as follows.

1. The name of the corporation is Proteostasis Therapeutics, Inc. (the “Corporation”). The date of filing of the initial certificate of incorporation of the Corporation with the secretary of state of the State of Delaware was on December 13, 2006, under the name of Proteoguard, Inc., as amended by the Amended and Restated Certificate of Incorporation filed on September 17, 2007, the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed on June 17, 2008, the Amended and Restated Certificate of Incorporation filed on August 15, 2008, the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed on September 9, 2009, the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed on December 1, 2010, the Third Amended and Restated Certificate of Incorporation filed on May 19, 2011, and the Certificates of Amendment to the Third Amended and Restated Certificate of Incorporation filed on September 19, 2011, July 31, 2014, September 30, 2014 and May 12, 2015 (as amended, the “Original Certificate”).

2. This fourth amended and restated certificate of incorporation (this “Fourth Amended and Restated Certificate”) amends, restates and integrates the provisions of the Original Certificate and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

3. Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the DGCL.

4. The text of the Original Certificate is hereby further amended and restated to read in full as follows.

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:18 AM 09/01/2015
FILED 10:18 AM 09/01/2015
SRV 151240890 – 4266909 FILE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

ARTICLE I

Name

The name of the corporation is PROTEOSTASIS THERAPEUTICS, INC. (the “Corporation”).

ARTICLE II

Purpose

The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

Capital Stock

Authorization. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 170,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”) and (ii) 110,057,398 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

PART A. CONVERTIBLE REDEEMABLE PREFERRED STOCK

1. Designation and Amount. The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Preferred Stock shall be as set forth herein. Of the 110,057,398 authorized shares of Preferred Stock, 76,000,000 shares are hereby designated Series A Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series A Stock”), and 34,057,398 shares are hereby designated Series B Convertible Redeemable Preferred Stock, par value $.001 per share (the “Series B Stock”).

2. Ranking. The Corporation’s Preferred Stock shall rank, as to dividends and upon redemption and Liquidation (as defined in Section A.4(b) hereof), equally with each other and senior and prior to the Corporation’s Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of shares of the Preferred Stock pursuant to Section A.6(d) hereof.

3. Dividend Provisions.

(a) Subject to Section A.3(b) below, no dividends shall accrue on the Preferred Stock. If the Series A Stock automatically converts into Common Stock pursuant to Section A.7(k) or Section A.7(l) hereunder, on or prior to December 31, 2015, then all previously accrued but unpaid dividends on Series A Stock (including any accrued but unpaid dividends under the Original Certificate) shall convert to Common Stock at a price of $1.286 per share.

(b) If, as of January 1, 2016, the Series A Preferred Stock has not automatically converted pursuant to Section A.7(k) or Section A.7(l) hereunder, the holders of shares of the Preferred Stock then outstanding shall be entitled to receive, when and as declared or paid by the board of directors of the Corporation (the “Board of Directors”) out of funds legally available for that purpose, dividends at the rate of (i) 8% of the Original Series A Purchase Price (as defined in Section A.8 hereof) in the case of Series A Stock, and (ii) 8% of the Original Series B Purchase Price (as defined in Section A.8 hereof) in the case of Series B Stock, per share per annum compounding annually, which dividends shall accrue on such shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) on a daily basis commencing as of the Original Issuance Date (as defined in Section A.8 hereof) prior in right to the payment of dividends and other distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation) on any other class of securities of the Corporation. Dividends hereunder shall be payable, as accrued whether or not declared, upon any Liquidation, Deemed Liquidation Event, Redemption Date or conversion of the Preferred Stock into Common Stock. Whenever any dividend may be declared or paid on any shares of Preferred Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the rate and in like kind upon each other share of the Preferred Stock then outstanding, so that all outstanding shares of Preferred Stock will participate equally with each other ratably per share (calculated as provided in Section A.3(b) hereof). Whenever any dividend, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), may be declared or paid on (i) any shares of the Common Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Preferred Stock then outstanding so that all outstanding shares of Preferred Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section A.3(b) hereof), or (ii) any shares of other Preferred Stock of the Corporation (“Other Preferred Stock”) (other than the Series A Stock and Series B Stock), the Board of Directors shall also declare and pay a dividend on the same terms, at the same or equivalent rate (based on the number of shares of Common Stock into which such Other Preferred Stock is then convertible, if applicable, or, otherwise, the relative liquidation preference per share, as compared with the Series A Stock and Series B Stock then outstanding).

(c) In connection with any dividend declared or paid hereunder, each share of Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded up to the nearest one-tenth of a share. No fractional shares of capital stock shall be issued as a dividend hereunder. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the fair market value thereof on the last Business Day (as defined in Section A.8 hereof) immediately preceding the date for payment of dividends, as determined by the Board of Directors in good faith.

4. Liquidation Rights.

(a) With respect to rights on Liquidation, the Preferred Stock shall rank equally with each other and senior and prior to the Corporation’s Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of at least two-thirds of the shares of Preferred Stock then outstanding.

(b) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (collectively, a “Liquidation”), the holders of shares of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) the Original Series A Purchase Price (the “Series A Preference Amount”), in the case of Series A Stock and (ii) the Original Series B Purchase Price (the “Series B Preference Amount”) in the case of Series B Stock, plus, in each case, an amount equal to any accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon, in each case, pursuant to Section A.3 hereof.

(c) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Stock the full amount as to which each of them shall be entitled, then the holders of Preferred Stock shall share ratably in any distribution of assets according to the respective amounts that would be payable to them in respect of the shares of Preferred Stock held upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

(d) In the event of any Liquidation, after payments shall have been made first to the holders of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of Common Stock as a class, shall be entitled to share ratably (calculated with respect to such Preferred Stock as provided in the next sentence) with the holders of Preferred Stock in all remaining assets of the Corporation legally available for distribution to its stockholders; provided, however, that if the aggregate amount which the holders of Series B Stock are entitled to receive under this Section A.4 shall exceed $3.215 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series B Preferred Stock) (the “Maximum Series B Participation Amount”), each holder of Series B Stock shall be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (i) the Maximum Series B Participation Amount and (ii) the amount such holder would have received if all shares of Series B Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. For purposes of calculating the amount of any payment to be paid upon any such Liquidation under this clause (d), each share of such Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share. The following additional terms shall apply to a Liquidation hereunder.

(i) In the event of and simultaneously with the closing of a Deemed Liquidation Event, the Corporation shall (unless waived pursuant to Section A.4(d)(v) or otherwise prevented by or inapplicable under law) redeem all of the shares of Preferred Stock then outstanding for a cash amount per share determined as set forth herein (the “Special Liquidation Price,” said redemption being referred to herein as a “Special Liquidation”). In the event the Deemed Liquidation Event involves consideration that does not consist of cash, then the Special Liquidation Price may be paid with such consideration having a value equal to the Special Liquidation Price. To the extent that there is any cash consideration in connection with a Deemed Liquidation Event, the cash consideration will first be applied to satisfy the Special Liquidation Price prior to the payment thereof to any stockholders of the Corporation. For all purposes of this Section A.4(d), the Special Liquidation Price shall be equal to that amount per share that would be received by each holder of Preferred Stock if, in connection with such Deemed Liquidation Event, all the consideration paid in exchange for the assets or the shares of capital stock (as the case may be) of the Corporation were actually paid to and received by the Corporation, and the Special Liquidation shall occur as if the Corporation were immediately thereafter liquidated and its assets distributed in a manner that results in payments to the holders of Preferred Stock in the amounts and in the priorities set forth in Sections A.4(a) through (d) hereof. The date upon which the Special Liquidation shall occur is sometimes referred to herein as the “Special Liquidation Date.”

(ii) At any time on or after the Special Liquidation Date, a holder of Preferred Stock shall be entitled to receive the Special Liquidation Price for each such share of Preferred Stock owned by such holder. Subject to the provisions of Section A.4(d)(iii) hereof, payment of the Special Liquidation Price will be made upon actual delivery to the Corporation or its transfer agent of the certificate representing such shares of Preferred Stock.

(iii) If on the Special Liquidation Date less than all the shares of Preferred Stock then outstanding may be legally redeemed by the Corporation, the Special Liquidation shall be pro rata with respect to such Preferred Stock based upon the number of outstanding shares of Preferred Stock then owned by each holder thereof.

(iv) On and after any Special Liquidation Date, all rights in respect of the shares of Preferred Stock to be redeemed shall cease and terminate except the right to receive the applicable Special Liquidation Price as provided herein, and such shares of Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares of Preferred Stock have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Special Liquidation Price with respect to any Preferred Stock, the rights of the holder(s) thereof with respect to such shares of Preferred Stock shall continue until the Corporation cures such default.

(v) Anything contained herein to the contrary notwithstanding, the provisions of this Section A.4(d) may be waived by the holders of a majority of the voting power of the shares of Preferred Stock then outstanding, voting together as a single class, by delivery of written notice of waiver to the Corporation prior to the closing of any Deemed Liquidation Event, in which event the Corporation shall not redeem any shares of Preferred Stock pursuant to this Section A.4(d).

(vi) Any notice required to be given to the holders of shares of Preferred Stock pursuant to Section A.7(g) hereof in connection with a Deemed Liquidation Event shall include a statement by the Corporation of (A) the Special Liquidation Price that each holder of Preferred Stock shall be entitled to receive upon the occurrence of a Special Liquidation under this Section A.4(d) and (B) the extent to which the Corporation will, if at all, be legally prohibited from paying each holder of Preferred Stock the Special Liquidation Price.

(vii) For purposes of this Section A.4(d), a “Deemed Liquidation Event” shall mean (A) the merger or consolidation of the Corporation into or with another corporation, partnership, joint venture, trust or other entity, or the merger or consolidation of any corporation, partnership, joint venture, trust or other entity into or with the Corporation (in which consolidation or merger the stockholders of the Corporation receive distributions of cash or securities as a result of such consolidation or merger in complete exchange for their shares of capital stock of the Corporation), unless, upon consummation of such merger or consolidation, the holders of voting securities of the Corporation immediately prior to such transaction or series of related transactions continue to own, directly or indirectly, not less than a majority of the voting power of the surviving corporation, partnership, joint venture, trust or other entity, (B) the sale or other disposition in one transaction or a series of related transactions of all or substantially all the assets of the Corporation or (C) an exclusive license, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, which license has no field limitations of any kind and results in a cessation of all or substantially all of the research, development and commercialization activities of the Corporation and its subsidiaries (an “Exclusive License”).

5. Reserved.

6. Voting.

(a) In addition to any other rights provided for herein or by law, the holders of Preferred Stock shall be entitled to vote, together with the Common Stockholders as one class, on all matters as to which Common Stockholders shall be entitled to vote, in the same manner and with the same effect as such Common Stockholders, irrespective of the provisions of Section 242(b)(2) of the DGCL. In any such vote, each share of Series A Stock and Series B Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share of Series A Stock or Series B Stock, as the case may be, is then convertible, rounded up to the nearest one-tenth of a share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms hereof) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) In addition to the rights specified in Section A.6(a) hereof, the holders of a majority in voting power of the Series A Stock, voting as a separate class, shall have the exclusive right to elect six (6) members of the Board of Directors (the “Series A Directors”). In any election of Series A Directors pursuant to this Section A.6(b), each holder of shares of Series A Stock then outstanding (a “Series A Stockholder”) shall be entitled to one vote for each share of the Series A Stock held, and no Series A Stockholder shall be entitled to cumulate its votes by giving one candidate more than one vote per share. The exclusive voting right of the Series A

Stockholders, contained in this Section A.6(b), may be exercised at a special meeting of the Series A Stockholders called as provided in accordance with the bylaws of the Corporation (the “Bylaws”), at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series A Stockholders in lieu of a meeting. Each Series A Director elected pursuant to this Section A.6(b) shall serve from the date of his or her election and qualification until his or her successor shall have been duly elected and qualified. Each of the Series A Directors shall have the right to sit on each committee of the Board of Directors.

(c) A vacancy in the directorships to be elected by the Series A Stockholders (including any vacancy created on account of an increase in the number of directors on the Board of Directors), pursuant to Section A.6(b) hereof, may be filled only by a vote at a meeting called in accordance with the Bylaws or written consent in lieu of such meeting of (A) the holders of at least a majority in voting power of such Series A Stock or (B) the remaining director(s) elected by the Series A Stockholders.

(d) The Corporation shall not, directly or indirectly, through a subsidiary, by amendment, merger, consolidation or otherwise, without the affirmative approval of the holders of shares representing a majority of the voting power of the Preferred Stock then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof), acting as a single class separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting timely and specific notice (a “Notice”) shall have been given to each holder of such Preferred Stock, in the manner provided in the Bylaws:

(i) sell, abandon, transfer, lease, grant an Exclusive License or otherwise dispose of all or substantially all of its or any of its subsidiaries’ properties or assets;

(ii) purchase, lease or otherwise acquire all or substantially all of the assets of another entity;

(iii) except as otherwise required hereby, declare or pay any dividend or make any distribution with respect to shares of capital stock or securities of the Corporation (whether in cash, shares of capital stock or other securities or property);

(iv) except as otherwise required hereby, make any payment (in cash or any other property) on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation or any of its subsidiaries, or distribute to Common Stockholders shares of the Corporation’s capital stock (other than Common Stock) or other securities of other entities, evidences of indebtedness issued by the Corporation or other entities, or other assets or options or rights (excluding options to purchase and rights to subscribe for shares of Common Stock or the securities of the Corporation convertible into or exchangeable for shares of Common Stock) other than the repurchase of shares of Common Stock issued pursuant to any equity incentive plan of the Corporation for terminated employees or consultants but not Common Stockholders or under a stock restriction agreement that (A) is approved by the Board of Directors (including the approval of a majority of the Series A Directors) and (B) does not exceed $100,000 in the aggregate in any 12-month period; or on other terms approved by the Board of Directors (including the approval of a majority of the Series A Directors);

(v) merge, be acquired by or consolidate with or into, or permit any subsidiary to merge, be acquired by or consolidate with or into, any other corporation, corporations or other entity or entities;

(vi) voluntarily dissolve, liquidate or wind-up or carry out any partial Liquidation or distribution or transaction in the nature of a partial Liquidation or distribution;

(vii) in any manner alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock or reclassify any shares of the Corporation’s capital stock;

(viii) take any action to cause any amendment, alteration or repeal of any of the provisions hereof or of the Bylaws;

(ix) except for the issuance of capital stock or other securities constituting shares of Excluded Stock (as defined in Section A.7(e)(ii) below), authorize, designate, create, issue or agree to issue any equity or debt security of the Corporation or any subsidiary or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of the capital stock of the Corporation or any capitalized lease with an equity feature with respect to the capital stock of the Corporation;

(x) increase or decrease the authorized number of members of the Board of Directors;

(xi) participate, or allow any subsidiary to participate, in any line of business other than that in which it is engaged as of the filing hereof with the secretary of state of the State of Delaware; or

(xii) incur any indebtedness by the Corporation or any subsidiary in excess of $50,000.

(e) The Corporation shall not, directly or indirectly, through a subsidiary, by amendment, merger, consolidation or otherwise, without the affirmative approval of the holders of shares representing a majority of the voting power of the Series A Stock then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof), acting as a class separately from the holders of Series B Stock, Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting timely and specific Notice shall have been given to each holder of such Series A Stock, in the manner provided in the Bylaws:

(i) amend, alter, waive, or repeal the rights, preferences or privileges of the shares of the Series A Stock in a manner that is adverse to the Series A Stock;

(ii) purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of Series A Stock of the Corporation other than redemptions of the Series A Stock expressly authorized herein;

(iii) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of Common Stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or

(iv) increase or decrease the authorized number of shares of Series A Stock.

(f) The Corporation shall not, directly or indirectly, through a subsidiary, by amendment, merger, consolidation or otherwise, without the affirmative approval of the holders of shares representing (i) a majority of the voting power of the Series B Stock then outstanding (determined as set forth in the second sentence of Section A.6(a) hereof) and (ii) at least 30% of the voting power of the holders of the Series B Stock who are not also holders of the Series A Stock (this clause (ii), the “Requisite New Investors”), in each case acting separately from any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting timely and specific Notice shall have been given to each holder of such Series B Stock, in the manner provided in the Bylaws:

(i) amend, alter, waive, or repeal the rights, preferences or privileges of the shares of the Series B Stock in a manner that is adverse to the Series B Stock;

(ii) purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of Series B Stock of the Corporation other than redemptions of the Series B Stock expressly authorized herein;

(iii) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of Common Stock of the Corporation other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or

(iv) increase or decrease the authorized number of shares of Series B Stock.

7. Conversion.

(a) Any holder of Preferred Stock shall have the right, at any time or from time to time, to convert any or all of its Preferred Stock into that number of fully paid and nonassessable shares of Common Stock as determined by the following:

(i) For each share of Series A Stock so converted, the number of shares of Common Stock equal to the quotient of the Original Series A Purchase Price for such share divided by the Series A Conversion Price for such share (as defined in Section A.7(e) hereof), as last adjusted and then in effect, rounded up to the nearest one-tenth of a share; provided, however, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section A.7(d) hereof; and

(ii) For each share of Series B Stock so converted, the number of shares of Common Stock equal to the quotient of the Original Series B Purchase Price for such share divided by the Series B Conversion Price for such share (as defined in Section A.7(e) hereof), as last adjusted and then in effect, rounded up to the nearest one-tenth of a share; provided, however, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section A.7(d) hereof.

(b) Any holder of Preferred Stock who exercises the right to convert shares of Preferred Stock into shares of Common Stock, pursuant to this Section A.7, shall be entitled to payment of all accrued dividends pursuant to Section A.3 hereof, whether or not declared and all declared but unpaid dividends payable with respect to such Preferred Stock, pursuant to Section A.3(b) hereof, up to and including the Conversion Date (as defined in Section A.7(b)(ii) hereof).

(i) Any holder of Preferred Stock may exercise the right to convert such shares into Common Stock pursuant to this Section A.7 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Preferred Certificate”) duly endorsed or assigned in blank to the Corporation (if required by it).

(ii) Each Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

(iii) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in any shares of Common Stock, as provided in Section A.7(d) hereof, payable with respect to the shares so converted up to and including the Conversion Date.

(iv) The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

(v) Upon conversion of only a portion of the number of shares covered by a Preferred Certificate the Corporation shall issue and deliver to or upon the written order of the holder of such Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

(c) If a holder of Preferred Stock shall surrender more than one share of Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(d) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the Current Market Price thereof on the Conversion Date, as determined in accordance with Section A.7(e)(vii) hereof.

(e) For all purposes of this Part A, the “Series A Conversion Price” with respect to the Series A Stock shall be equal to the Original Series A Purchase Price with respect to each such share of Series A Stock, and the “Series B Conversion Price” with respect to the Series B Stock shall be equal to the Original Series B Purchase Price with respect to each such share of Series B Stock, in each case, as may be adjusted from time to time pursuant to the terms hereof. The Series A Conversion Price and the Series B Conversion Price are subject to adjustment from time to time as follows.

(i) Subject to Section A.7(e)(ii) below, if the Corporation shall, at any time or from time to time after the date on which this certificate of incorporation (this “Certificate of Incorporation”) is filed with the secretary of state of the State of Delaware, issue or sell any shares of Common Stock (which term, for purposes of this Section A.7(e)(i), including all subsections thereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including, but not limited to, Series A Stock and Series B Stock) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock (as hereinafter defined)), for a consideration per share less than the applicable Series A Conversion Price or Series B Conversion Price in effect immediately prior to the issuance of such Common Stock or other securities (a “Dilutive Issuance”), the Series A Conversion Price for Series A Stock and the Series B Conversion Price for Series B Stock in effect immediately prior to each such Dilutive Issuance shall automatically be lowered to a price determined by multiplying such Series A Conversion Price or Series B Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding Stock options and warrants or otherwise under Section A.7(e)(i)(D)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the additional stock so issued would purchase at such Series A Conversion Price or Series B Conversion Price, as applicable, as in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options or otherwise under Section A.7(e)(i)(D)) plus the number of shares of additional stock so issued. For the purposes of any adjustment of the Series A Conversion Price and Series B Conversion Price pursuant to this Section A.7(e)(i), the following provisions shall be applicable.

(A) In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor plus the value of any property other than cash received by the Corporation, determined as provided in Section A.7(e)(i)(B) hereof, plus the value of any other consideration received by the Corporation determined as set forth in Section A.7(e)(i)(C) hereof.

(B) In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such property as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined in Section A.7(e)(vii) hereof) of the shares of Common Stock or such other securities being issued, less any cash consideration paid for such shares, determined as provided in Section A.7(e)(i)(A) hereof and less any other consideration received by the Corporation for such shares, determined as set forth in Section A.7(e)(i)(C) hereof.

(C) In the case of the issuance of Common Stock for consideration in whole or in part other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of such Common Stock (or the aggregate stated value if such Common Stock has no par value).

(D) In the case of the issuance of options or other rights to purchase or subscribe for Common Stock or the issuance of securities by their terms convertible into or exchangeable or exercisable for Common Stock or options to purchase or other rights to subscribe for such convertible or exchangeable or exercisable securities:

(I) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections A.7(e)(i)(A), (B) and (C) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections A.7(e)(i)(A), (B) and (C) hereof);

(II) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections A.7(e)(i)(A), (B) and (C) hereof);

(III) if there is any change in the exercise price of, or number of shares deliverable upon exercise of, any such options or rights or upon the conversion or exchange of any such convertible or exchangeable securities (other than a change resulting from the antidilution provisions thereof), then the Series A Conversion Price and Series B Conversion Price shall automatically be readjusted in proportion to such change; and

(IV) upon the expiration of any such options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities, the Series A Conversion Price and Series B Conversion Price shall be automatically readjusted to the Series A Conversion Price or Series B Conversion Price, as applicable, that would have been obtained had such options, rights or convertible or exchangeable securities not been issued.

(ii) “Excluded Stock” shall mean:

(A) Common Stock reserved by the Corporation for issuance upon the conversion of any shares of Preferred Stock;

(B) Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan (including the Corporation’s 2008 Equity Incentive Plan) or arrangement to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued under any amendment thereto or any other equity incentive plan of the Corporation or other agreement that, in each case above (except the Corporation’s 2008 Equity Incentive Plan), (x) has been approved in form and in substance by the holders of at least two-thirds of the combined voting power of the shares of Preferred Stock then outstanding, calculated in accordance with Section A.6(a) of Article III hereof, and (y) as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers, rights of first offer in favor of the Corporation and restricted stock grants to directors, employees or consultants as approved by the Board of Directors (including a majority of the Series A Directors);

(C) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock;

(D) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to banks or lenders in connection with debt financings or landlords in connection with real estate lease transactions, provided that each such issuance is approved by the Board of Directors (including a majority of the Series A Directors);

(E) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions including the Corporation and other entities, provided that each such transaction and related issuance is approved by the Board of Directors (including a majority of the Series A Directors);

(F) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock) issued or issuable pursuant to the acquisition by the Corporation of any other corporation, partnership, joint venture, trust or other entity by any merger, stock acquisition, reorganization, purchase of substantially all assets or otherwise in which the Corporation, or its stockholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least a majority of the voting power of the acquired entity or the resulting entity after such transaction, so long as approved by the Board of Directors (including a majority of the Series A Directors);

(G) 650,000 shares of Common Stock issued or issuable pursuant to, or in connection with, the License Agreement, dated as of August 11, 2008, by and among The Scripps Research Institute, The Salk Institute for Biological Studies and the Corporation;

(H) Common Stock (or options, warrants or other securities convertible into or exercisable for Common Stock), the issuance of which is approved by at least two-thirds of the then outstanding shares of Series A Stock (with respect to the Series A Stock) or at least a majority of the Series B Preferred Stock (including the Requisite New Investors) (with respect to the Series B Stock), as applicable, with such approval expressly waiving the application of the anti-dilution provisions of this Section A.7 as a result of such issuance.

(iii) If the number of shares of Common Stock outstanding at any time after the Original Issuance Date (as hereinafter defined) is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased in the form of a Proportional Adjustment (as defined in Section A.8) so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased in the form of a Proportional Adjustment so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In the event, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than any consolidation or merger in which the Corporation is the continuing corporation and that does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the capital stock of the Corporation) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person (any such transaction, an “Extraordinary Transaction”), then the Corporation shall provide appropriate adjustment in the form of a Proportional Adjustment to the Conversion Price with respect to each share of Preferred Stock outstanding after the effectiveness of such Extraordinary Transaction (and excluding any Preferred Stock redeemed pursuant to Section A.4(d) hereof in connection therewith) such that each share of Preferred Stock outstanding immediately prior to the effectiveness of the Extraordinary Transaction (other than the shares redeemed pursuant to Section A.4(d)) shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the entity resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Common Stock deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of such share of Preferred Stock would have been entitled to receive upon such Extraordinary Transaction. The provisions of this Section A.7(e)(v) shall similarly apply to successive Extraordinary Transactions.

(vi) All calculations under this Section A.7(e) shall be made to the nearest one-tenth of a cent ($.001) or to the nearest one-tenth of a share, as the case may be.

(vii) For the purpose of any computation pursuant to Section A.7(d) hereof or this Section A.7(e), the current market price at any date of one share of Common Stock (the “Current Market Price”) shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive Business Days ending on the fifth (5th) Business Day before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30-Business-Day period) as follows.

(A) If the Common Stock is listed or admitted for trading on a national securities exchange, then the closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(B) If the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on such day.

(C) If the Common Stock is not at the time quoted on the NASDAQ, then such price shall be equal to the last reported bid and asked prices on such day as reported by the OTC Bulletin Board, or any similar reputable quotation and reporting service, if such quotation is not reported by the OTC Bulletin Board.

(D) If the Common Stock is not traded in such manner that the quotations referred to in this Section A.7(e)(vii) are available for the period required hereunder, then the Current Market Price shall be the fair market value of such share, as determined in good faith by a majority of the entire Board of Directors (including a majority of the Series A Directors).

(viii) In any case in which the provisions of this Section A.7(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to Section A.7(d) hereof; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(ix) If a state of facts shall occur that, without being specifically controlled by the provisions of this Section A.7, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(f) Whenever the Conversion Price shall be adjusted as provided in Section A.7(e) hereof, the Corporation shall forthwith file and keep on record at the office of the secretary of the Corporation and at the office of the transfer agent for the Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its president or chief executive officer and by its treasurer or chief financial officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of Preferred Stock at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy shall be given in advance of any such adjustment and shall be included as part of a notice required to be mailed under the provisions of Section A.7(g) hereof.

(g) In the event the Corporation shall propose to take any action of the types described in Section A.7(e)(i), (iii), (iv) or (v) hereof, or any other Deemed Liquidation Event, the Corporation shall give notice to each holder of Preferred Stock in the manner set forth in Section A.7(f) hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the Preferred Stock, and the number, kind or class of shares or other securities or property that shall be deliverable or purchasable upon each conversion of Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least 20 days prior to the taking of such proposed action.

(h) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of Preferred Stock in respect of which such shares of Preferred Stock are being issued.

(i) The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

(j) All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

(k) Upon the consummation of a firm commitment underwritten public offering of Common Stock of the Corporation registered under the Securities Act of 1933, pursuant to which (i) the net proceeds to the Corporation are at least $50,000,000 and (ii) the Common Stock is listed on the NASDAQ or the New York Stock Exchange, each share of Preferred Stock then outstanding shall, by virtue of and immediately prior to the closing of such firm commitment public offering and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock in which the Preferred Stock would be convertible if such conversion were to occur at the time of the public offering of Common Stock. The date of the closing of such public offering shall be deemed the Conversion Date for purposes of this Section A.7(k).

(l) The holders of at least two-thirds in voting power of Series A Stock, voting as a separate class, shall have the right to elect to convert all outstanding shares of Series A Stock (“Series A Conversion Vote”). The exclusive voting right contained in this

Section A.7(l) may be exercised at a special meeting of the Series A Stockholders called as provided in accordance with the Bylaws, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series A Stockholders in lieu of a meeting. Upon such Series A Conversion Vote, each share of Series A Stock then outstanding shall, by virtue of such vote and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series A Stock would be convertible if such conversion were to occur at the time of the Conversion Vote. The date of the Series A Conversion Vote shall be deemed the Conversion Date for purposes of this Section A.7(l).

(m) The holders of a majority in voting power of Series B Stock, voting as a separate class (including the Requisite New Investors), shall have the right to elect to convert all outstanding shares of Series B Stock (“Series B Conversion Vote”). The exclusive voting right contained in this Section A.7(m) may be exercised at a special meeting of the holder of Series B Stock called as provided in accordance with the Bylaws, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders of Series B Stock in lieu of a meeting. Upon such Series B Conversion Vote, each share of Series B Stock then outstanding shall, by virtue of such vote and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series B Stock would be convertible if such conversion were to occur at the time of the Conversion Vote. The date of the Series B Conversion Vote shall be deemed the Conversion Date for purposes of this Section A.7(m).

8. Definitions. As used in Section A hereof, the following terms shall have the corresponding meanings.

“Business Day” shall mean any day other than a Saturday, Sunday or public holiday in the state where the principal executive office of the Corporation is located.

“Original Issuance Date,” with respect to a share of Series A Stock, shall mean the date of first issuance by the Corporation of such share of Series A Stock, and with respect to a share of Series B Stock, shall mean the date of first issuance by the Corporation of such share of Series B Stock.

“Original Purchase Price” shall mean (i) with respect to the Series A Stock, $1.00 per share, subject, for all purposes other than Section A.7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment and (ii) with respect to the Series B Stock, $1.286 per share, subject, for all purposes other than Section A.7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

“Proportional Adjustment” shall mean an adjustment made to the price of the Preferred Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such security, such that the price of one share of the Preferred Stock before the occurrence of any such change shall equal the aggregate price of the share (or shares or fractional share) of such security (or any other security) received by the holder of the Preferred Stock with respect thereto upon the effectiveness of such change.

9. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued by the Corporation.

PART B. COMMON STOCK

1. Designation and Amount. The designation of this class of capital stock shall be “Common Stock,” par value $.001 per share (“Common Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, shall be as set forth in this Part B. The number of authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of the Preferred Stock) by the affirmative vote of the holders of the majority of the Preferred Stock and Common Stock of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL. The affirmative vote of the holders of shares of Common Stock, voting alone as a class, will not be required in connection therewith.

2. Voting. Except as provided herein or by applicable law, each Common Stockholder shall be entitled to one vote only for each share of Common Stock held of record on all matters as to which Common Stockholders shall be entitled to vote, which voting rights shall not be cumulative.

3. Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the Common Stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation or otherwise, the right to receive ratably and equally, together with the holders of the Preferred Stock and the holders of outstanding shares of any other class or series of stock having such rights, all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts that they are entitled to receive upon such liquidation, dissolution or winding-up of the affairs of the Corporation as provided herein.

ARTICLE IV

Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, DE 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE V

Board of Directors

1. Constitution. Subject to the provisions of Section A.6(d)(x) of Article III hereof, the entire Board of Directors shall consist of not in excess of eleven (11) persons, six (6) of whom shall be Series A Directors, as defined in Section A.6(b) of Article III hereof. Unless and except to the extent that the Bylaws otherwise require, the election of directors of the Corporation need not be by written ballot.

2. Powers. The management of the business and conduct of the affairs of the Corporation shall be vested in the Board of Directors.

ARTICLE VI

Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the provisions of Section A.6 of Article III hereof.

ARTICLE VII

Perpetual Existence

The Corporation is to have perpetual existence.

ARTICLE VIII

Amendments and Repeal

Except as otherwise specifically provided herein, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained herein, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment hereto (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant hereto (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

ARTICLE IX

Compromises and Arrangements

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, then such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X

Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director:

(a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

(c) under Section 174 of the DGCL; or

(d) for any transaction from which the director derived improper personal benefit.

No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in this Article X, shall not be liable to the fullest extent permitted by the amended DGCL.

ARTICLE XI

Indemnification

The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the DGCL, as the same exists or may hereafter be amended. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any bylaw, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article XI shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

ARTICLE XII

Excluded Opportunities

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired by, created or developed by, or that otherwise comes into possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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IN WITNESS WHEREOF, the undersigned has caused this Fourth Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation as of September 1, 2015.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Janet Smart
	Name:	Janet Smart
	Title:	Secretary

Signature Page to Fourth Amended and Restated Certificate of Incorporation

State of Delaware Secretary of State Division of Corporations Delivered 01:19 PM 12/17/2015 FILED 01:19 PM 12/17/2015 SR 20151407040 - File Number 4266909

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

(FIRST AMENDMENT)

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Proteostasis Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment (this “Amendment”) to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) amends certain provisions of the Charter as set forth herein.

2. This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and written consent of the stockholders has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law, and the provisions of the Charter.

3. The Charter is hereby amended as follows:

a.	The second sentence of Article III, Section A.3(a) is amended by replacing “December 31, 2015” with “March 31, 2016”.

b.	The first sentence of Article III, Section A.3(b) is amended by replacing “January” with “April”.

4. Except as set forth in this Amendment, the Charter remains otherwise unchanged.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has caused this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation to be executed on behalf of the Corporation on this 17th day of December, 2015.

By:	/s/ Meenu Chhabra
Name:	Meenu Chhabra
Title:	President and Chief Executive Officer

SECOND CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

Pursuant to the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the undersigned corporation hereby certifies as follows:

1. The name of the Corporation is Proteostasis Therapeutics, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary”) was December 13, 2006 under the name of Proteoguard, Inc., as amended by the Amended and Restated Certificate of Incorporation filed with the Secretary on September 17, 2007, the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary on June 17, 2008, the Amended and Restated Certificate of Incorporation filed with the Secretary on August 15, 2008, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary on September 9, 2009, the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary on December 1, 2010, the Third Amended and Restated Certificate of Incorporation filed with the Secretary on May 19, 2011, the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation filed with the Secretary on September 19, 2011, the Certificate of Amendment to Third Amended and Restated Certificate of Incorporation filed with the Secretary on July 31, 2014, the Certificate of Amendment to Third Amended and Restated Certificate of Incorporation filed with the Secretary on September 30, 2014, the Certificate of Amendment to Third Amended and Restated Certificate of Incorporation filed with the Secretary on May 12, 2015, the Fourth Amended and Restated Certificate of Incorporation filed with the Secretary on September 1, 2015, and the Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary on December 17, 2015 (as amended, the “Fourth Amended and Restated Certificate of Incorporation”).

State of Delaware Secretary of State Division of Corporations Delivered 05:37 PM 01/19/2016 FILED 05:37 PM 01/19/2016 SR 20160291113 - File Number 4266909

2. This Second Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation (the “Second Certificate of Amendment”) has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law by the directors and the stockholders of the Corporation. In lieu of a meeting of the stockholders of the Corporation, the amendment certified herein has been duly adopted by written consent of the stockholders of the Corporation holding at least the minimum number of votes required to adopt said amendment, in accordance with the provisions of Section 228 of the General Corporation Law.

3. The Fourth Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph to Article III, just prior to Part A:

“Effective immediately upon the filing of the Second Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Reverse Split Effective Time”), the following recapitalization (the “Reverse Stock Split”) shall occur: every 10.8102 shares of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Reverse Split Effective Time shall be combined into one (1) share of Common Stock. Any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a certificate by certificate basis. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Fourth Amended and Restated Certificate of Incorporation.”

4. Except as set forth in this Second Certificate of Amendment, the Fourth Amended and Restated Certificate of Incorporation remains otherwise unchanged.

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* * * * * * * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Second Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation as of January 19, 2016.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Meenu Chhabra
Name:	Meenu Chhabra
Title:	President and Chief Executive Officer